EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 30, 2005, accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting of Astec Industries, Inc. and subsidiaries appearing in the Annual Report on Form 10-K for the year ended December 31, 2004 which is incorporated by reference in this registration statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/GRANT THORNTON LLP

Greensboro, North Carolina

April 25, 2005